EXHIBIT (h)(4)

                          SUB-ADMINISTRATION AGREEMENT

SUB-ADMINISTRATION AGREEMENT as of the 11th day of April, 2001 between TD Waterhouse Investor Services, Inc. ("TD Waterhouse"), a Delaware corporation, and Funds Distributor, Inc. ("FDI"), a Massachusetts corporation.

WHEREAS, TD Waterhouse provides certain administrative services for certain open-end management investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act") (each, a "Fund" and collectively, the "Funds"), and to certain portfolios of the Funds (each a "Portfolio", collectively, the "Portfolios") as listed on Schedule A, as such Schedule shall be amended from time to time by the parties;

WHEREAS, TD Waterhouse serves as administrator for the Funds pursuant to Administration Agreements with the Funds; and

WHEREAS, TD Waterhouse desires to retain FDI to perform certain sub-administration services with respect to the shares of common stock or beneficial interest of each Fund (the "Shares"), and FDI is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1. Services Provided by FDI. FDI will assist TD Waterhouse by providing services to the Portfolios of the Funds, as listed in Exhibit A.

2. Services Provided by TD Waterhouse. In furtherance of the responsibilities under this Agreement TD Waterhouse will:

          (a) cause the Fund's service providers to furnish any and all information and assist FDI in taking any other actions that may be reasonably necessary in connection with FDI providing those services listed in Exhibit A;

          (b) cause the Fund's blue sky administrator to monitor sales of the Shares to assure compliance with applicable state securities and Blue Sky laws;

          (c) cause the Fund's transfer agent to give necessary information for the preparation of quarterly reports in a form satisfactory to FDI regarding Rule 12b-1 fees, shareholder servicing fees, front-end sales loads, back-end sales loads, if applicable, and other data regarding sales and sales loads as required by the 1940 Act or as requested by the Board of Directors/Trustees of the Fund;

          (d) cause the Fund's transfer agent to provide FDI with all necessary historical information so that FDI can calculate the maximum sales

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          charges  payable  by the Fund  pursuant  to the  Conduct  Rules of the
          National Association of Securities Dealers, Inc. ("NASD") and the actual sales charges paid by the Fund, if applicable; cause the Fund's transfer agent to provide FDI with all of the necessary information so that FDI can calculate the maximum sales charges payable by the Fund pursuant to the Conduct Rules of the NASD and the actual sales charges paid by the Fund, if applicable; and cause the Fund's transfer agent to provide such information in a form satisfactory to FDI no less often than monthly for every Fund and on a daily basis for any Fund where FDI determines that the remaining limit is approaching zero, if applicable; and

         (e) provide FDI with copies of, or access to, any documents that FDI may reasonably request and notify FDI as soon as possible of any matter materially affecting FDI's performance of its services under this Agreement.

3. Compensation; Reimbursement of Expenses. TD Waterhouse shall pay FDI the following fee for the services provided under this Agreement:

         (a) an annual fee of $400,000 for Routine Administrative Services, as defined in Exhibit A, payable in equal monthly installments on the second business day of each month; such annual fee to be increased to $417,000 for the second year of this Agreement and to $436,000 for the third year of this Agreement; provided, however, that the parties hereto shall renegotiate in good faith such annual fee should the number of Funds and/or Portfolios increase or decrease materially; and

         (b) for Extraordinary Administrative Services, as defined in Exhibit A, a flat or hourly fee to be determined after the scope of the project has been accurately and completely defined. Only personnel with an Assistant Vice President title or higher with FDI would bill on an hourly basis.

Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in arrears. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. In addition, TD Waterhouse agrees to reimburse FDI for FDI's reasonable out-of-pocket expenses as mutually agreed to by the parties from time to time.

4. Effective Date and Term. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund or Portfolio is not in existence on that date, on the date FDI becomes sub-administrator to the Fund or Portfolio; Schedule A to this Agreement shall be deemed amended to include such Fund or Portfolio from and after such date).

This Agreement shall become effective as of the date hereof and will continue thereafter so long as such continuance is specifically approved at least annually (i) by the Fund's Board or (ii) by a vote of a majority (as defined in the 1940 Act) of the Shares of the relevant Fund or Portfolio, as the case may

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be, provided that in either event its continuance also is approved by a majority of the Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement and who have no direct or indirect financial interest in this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to any Portfolio or any Fund, without penalty, on not less than sixty days' notice, by the Fund's Board of Directors/Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund (or Portfolio), or by FDI. This Agreement shall terminate automatically in the event of its "assignment" (as defined in the 1940 Act). This Agreement may be terminated by either party, on not less than 60 days written notice, upon any material breach of this Agreement by the other party.

5. Standard of Care and Indemnification.


         (a) TD Waterhouse will indemnify and hold harmless FDI, its officers, employees and agents and any persons who control FDI (together "FDI and its employees") and hold each of them harmless from any losses, claims, damages or liabilities, or actions in respect thereof, to which FDI and its employees may become subject, including amounts paid in settlement with the prior written consent of TD Waterhouse, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from the failure of TD Waterhouse to comply with the terms of this Agreement;

          (b) FDI will indemnify and hold harmless TD Waterhouse, its officers, employees and agents and any persons who control TD Waterhouse (together "TD Waterhouse and its employees") and hold each of them harmless from any losses, claims, damages or liabilities, or actions in respect thereof, to which TD Waterhouse and its employees may become subject, including amounts paid in settlement with the prior written consent of FDI, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from the failure of FDI to comply with the terms of this Agreement;

     TD Waterhouse will reimburse FDI and its employees for reasonable legal or other expenses reasonably incurred by FDI and its employees in connection with investigating or defending against any such loss, claim, damage, liability or action. TD Waterhouse shall not be liable to FDI for any action taken or omitted by FDI in bad faith, with willful misfeasance or gross negligence, or with reckless disregard by FDI of its obligations and duties hereunder. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the employees of FDI that serve as officers or directors of the Fund and to each of the directors and officers of FDI and any person controlling FDI within the meaning of Section 15 of the Securities Act of 1933 ("1933 Act") or Section 20 of the Securities Exchange Act of 1934 ("1934 Act").

     FDI will reimburse TD Waterhouse for reasonable legal or other expenses reasonably incurred by TD Waterhouse in connection with investigating or

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     defending against any such loss, claim, damage, liability or action. FDI shall not be liable to TD Waterhouse for any action taken or omitted by TD Waterhouse in bad faith, with willful misfeasance or gross negligence, or with reckless disregard by TD Waterhouse of its obligations and duties hereunder. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the directors and officers of TD Waterhouse and any person controlling TD Waterhouse within the meaning of Section 15 for the 1933 Act or Section 20 of the 1934 Act.

     (c) (i) Promptly after an indemnified party (or, if such indemnified party is not a natural person, a responsible officer of such indemnified party) receives notice or otherwise becomes aware of the commencement of any action or other assertion of any losses, claims, damages or liabilities by any third party, such indemnified party shall, if a claim in respect thereof is to be made pursuant to this Section 5, notify the indemnitor of the same in writing (such notice, a "claim notice"); but the omission so to notify the indemnitor will not relieve the indemnitor from any liability that it may have to such indemnified party otherwise than under this
     Section 5. In the event that the indemnified party notifies the indemnitor in writing of its waiver of any right to indemnification pursuant to this
     Section 5 in respect of any losses, claims, damages or liabilities or portion thereof, the provisions of clause (ii) of this Section 5(c) shall not apply.

         (ii) Promptly following receipt of a claim notice, the indemnitor, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnitor may designate in contesting such losses, claims, damages or liabilities and shall pay the reasonable fees and disbursements of such counsel related to such contest. In any such contest, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnitor and the indemnified party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such contest (including any impleaded parties) include both the indemnitor and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnitor shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one firm for all such indemnified parties. The indemnitor may, at its option, at any time upon written notice to the indemnified party, assume the responsibility for contesting any losses, claims, damages or liabilities and may designate counsel satisfactory to the indemnitor in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the responsibility for contesting any losses, claims, damages or liabilities, the indemnitor shall not be liable for any settlement or compromise of such losses, claims, damages or liabilities or portion thereof which settlement or compromise is effected without its written consent, but if settled or compromised with such consent or if there be a final judgment for the plaintiff asserting

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        such losses, claims or liabilities, the indemnitor agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement, compromise or judgment. If the indemnitor assumes responsibility for contesting any losses, claims, damages or liabilities, it shall be entitled to settle or compromise such losses, claims, damages or liabilities or portion thereof with the consent of the indemnified party or, if such settlement or compromise provides for release of the indemnified party in connection with all matters relating to such losses, claims, damages or liabilities, or, with respect to the settlement or compromise of a portion of such losses, claims, damages or liabilities, all matters relating to such portion of such losses, claims, damages or liabilities, that have been asserted against the indemnified party by the other parties to such settlement or compromise, without the consent of the indemnified party. In the event that any expense paid by the indemnitor pursuant to this Section 6(c) is subsequently determined to not be required to be borne by the indemnitor, the indemnified party that received such payment shall promptly refund the amount so paid to the indemnitor. If the indemnitor assumes responsibility for contesting any losses, claims, damages or liabilities, the indemnitor shall keep the indemnified party apprised, on a current basis, of matters concerning such contest, including without limitation (i) providing the indemnified party with reasonable notice of and opportunity to be present in person and/or by counsel at proceedings or discussions of settlement or compromise; (ii) providing the indemnified party with copies of and opportunity to comment on filings, papers or settlement agreements proposed to be filed or served by or on behalf of the indemnitor; and (iii) providing the indemnified party with copies of filings, papers and proposed settlement agreements received by the indemnitor from or on behalf of persons asserting such losses, claims, damages or liabilities.

     (d) The obligation to indemnify and provide contribution pursuant to this
     Section 6 shall survive the termination of this Agreement.

7. Record Retention and Confidentiality. FDI shall keep and maintain on behalf of the Fund all books and records which the Fund and FDI are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. FDI further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund, by TD Waterhouse, or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

8. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by FDI under this Agreement are the property of FDI.


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9. Return of Records. FDI may at its option at any time, and shall promptly upon the demand of TD Waterhouse and/or the Fund, turn over to TD Waterhouse and/or the Fund and cease to retain FDI's files, records and documents created and maintained by FDI pursuant to this Agreement so long as FDI shall be able to retain photocopies of such documents to the extent needed by FDI in the performance of its services or for its legal protection. If not so turned over to TD Waterhouse and/or the Fund, such documents and records will be retained by FDI for six years from the end of the fiscal year of the Fund for which they were created. At the end of such six-year period, such records and documents will be turned over to TD Waterhouse and/or the Fund unless the Fund authorizes in writing the destruction of such records and documents.

10. Representations of TD Waterhouse. TD Waterhouse represents and warrants to FDI that this Agreement has been duly authorized by TD Waterhouse and, when executed and delivered by TD Waterhouse, will constitute a legal, valid and binding obligation of TD Waterhouse, enforceable against TD Waterhouse in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

11. Representations of FDI. FDI represents and warrants that this Agreement has been duly authorized by FDI and, when executed and delivered by FDI, will constitute a legal, valid and binding obligation of FDI, enforceable against FDI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

12. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to TD Waterhouse at the following address: TD Waterhouse Investor Services, Inc., 100 Wall Street, New York, New York 10005, Attention: President; and to FDI at the following address:
60 State Street, Suite 1300, Boston, MA 02109, Attention: President with a copy to General Counsel or at such other address as such party may designate by written notice to the other, or in either case if sent by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

13. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

14. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

15. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                 TD WATERHOUSE INVESTOR SERVICES,
                                 INC.


                                 By:  /s/ Michele R. Teichner
                                      --------------------------

                                 Title:  Senior Vice President
                                         -----------------------


                                 FUNDS DISTRIBUTOR, INC.


                                 By:  /s/ Christopher J. Kelley
                                      --------------------------

                                 Title:  Senior Vice President
                                         -----------------------

                                                            Dated: April 1, 2001

                                   SCHEDULE A
                                TO THE AGREEMENT
                                     BETWEEN
                      TD WATERHOUSE INVESTOR SERVICES, INC.
                                       AND
                             FUNDS DISTRIBUTOR, INC.

     Names of FUNDS/Portfolios

     TD WATERHOUSE FAMILY OF FUNDS, INC.
     Money Market Portfolio
     U.S. Government Portfolio
     Municipal Portfolio
     California Municipal Money Market Portfolio
     New York Municipal Money Market Portfolio

     NATIONAL INVESTORS CASH MANAGEMENT FUND, INC.
     Money Market Portfolio
     U.S. Government Portfolio
     Municipal Portfolio

     TD WATERHOUSE TRUST
     TD Waterhouse Dow 30 Fund
     TD Waterhouse Bond Index Fund
     TD Waterhouse 500 Index Fund

     TD Waterhouse Extended Market Index Fund
     TD Waterhouse Asian Index Fund
     TD Waterhouse European Index Fund
     TD Waterhouse Technology Fund
     TD Waterhouse Tax Managed Growth Fund

                            TD WATERHOUSE INVESTOR SERVICES, INC.

                               By:  /s/ Michele R. Teichner
                                    ------------------------------------

                               Title:  Senior Vice President
                                       ---------------------------------


                               FUNDS DISTRIBUTOR, INC.


                               By:  /s/ Christopher J. Kelley
                                    ------------------------------------

                               Title:  Senior Vice President
                                       ---------------------------------

                                                                       EXHIBIT A

                             Administrative Services

FDI will provide the following routine administrative services ("Routine Administrative Services"):

Corporate and Secretarial Services

     o    Provide   Secretary   and  the   necessary   complement  of  Assistant
          Secretaries for the funds.

     o Maintain general corporate calendar. Track all legal and compliance requirements through annual cycles.

     o    Four quarterly board meetings per year:

          o    Prepare agenda and background materials for legal approval
          o    Make presentations
          o    Monitor annual approval requirements
          o Prepare extensive background material for annual review of advisory fees
          o    Prepare minutes o Follow-up on matters raised at meetings

     o Maintain Articles of Incorporation (or Declaration of Trust) and By-Laws of each Fund

     o    Prepare organizational board meeting materials

     o Draft contracts, assisting in negotiation and planning, as appropriate. For example negotiate, draft and keep current the following contracts, among others: (i) investment advisory and sub-advisory contracts; (ii) Distribution Agreement; (iii) Bank Agreements; (iv) Broker Dealer Agreements; (v) Transfer Agency Agreement; (vi) Custody Agreement; (vii) Administration Agreement and Sub-Administration Agreement; (viii) 12b-1 Plans and related agreements; (ix) Shareholder Servicing Plans and Related Agreements;
          (x) IRA Custodian  Agreements;  (xi) Bi-Party  Repurchase  Agreements;
          (xii) Tri-Party Repurchase Agreements; (xiii) Futures Account Agreement and Procedural Safekeeping Agreement; (xiv) loan agreements; and (xv) various other agreements and amendments.

SEC and Public Disclosure Assistance

          o Prepare and file one annual amendment to each Fund's registration statement, including updating prospectuses and SAIs.

          o Coordinate/monitor, with assistance from the fund administrator and fund accountant and any other relevant fund service providers, EDGAR (Electronic Data Gathering Analysis and Retrieval System) on-line filings related to post-effective amendments, N-SARs, 24f-2, annual and semi-annual shareholders reports.

          o Review annual and semi-annual Shareholder Reports.

          o Provide legal assistance for shareholder communications.

Legal Consulting and Planning

          o Provide general legal advice on matters relating to portfolio management, fund operations, mutual fund sales, development of advertising materials, changing or improving prospectus disclosure, and any potential changes in a Portfolio's or Fund's investment policies, operations, or structure.

          o Maintain a continuing awareness of significant emerging regulatory and legislative developments which may affect the Funds, update the investment adviser on those developments, and provide related planning assistance.

          o Develop or assist in developing guidelines and procedures to improve overall compliance by the Funds and their various agents.

          o Provide advice with regard to Fund litigation matters, routine Fund examinations and investigations by regulatory agencies.

          o Provide advice regarding long term planning for the Funds including the creation of new funds or portfolios, corporate structural changes, mergers, acquisitions, and other asset gathering plans including new distribution methods.

          o Maintain effective communications with Fund counsel, counsel to the "non-interested" board members and to the Fund's local counsel.

          o Create and implement timing and responsibility system for outside legal counsel when necessary to implement major projects and the legal management of such projects.

Compliance

          o Review of all testing that is done by each Fund's fund accountant to assist the investment adviser in complying with Fund prospectus guidelines and limitations, 1940 Act requirements, and Internal Revenue Code requirements.

          o Review of monthly testing and compliance report created by fund accountant including:

               o Tax compliance testing for gross income, diversification and single issuer tests,

               o 5% diversification testing for tax and 1940 Act compliance based on current market value and acquisition cost testing, if required,

               o Income available for distribution report, which includes capital gains and interest income,

               o    Rule 2a-7 compliance,

               o Net investment income calculated on per-share basis each month, and

               o    Prospectus  and  1940  Act  compliance   testing-tests   are
                    tailored to each individual fund's prospectus and tests against the type and amount of securities held.

          o Jointly create Compliance Manuals and workshops for advisory personnel with the fund accountant.

          o Consultation and advice for resolution of compliance questions along with each Fund's investment adviser, administrator, counsel and fund accountant.

          o Be actively involved with the management of SEC and other regulatory examinations.

          o Review with the investment adviser and fund administrator summary reports created by the fund accountant of all compliance issues to assure immediate compliance adjustments.

          o Assist portfolio managers with compliance matters including reviewing the Compliance Manual on a regular basis and attending compliance meetings with the portfolio managers.

          o Assist in developing guidelines and procedures to improve overall compliance by each Fund and its various agents.

          o Maintain legal liaison with and provide legal advice and counsel to each Fund regarding its relationships, contractual or otherwise, with the various Fund agents, such as the adviser, custodian, transfer agents, and auditors with respect to their activities on behalf of the Fund.

          o    Advice   regarding  all  Fund   distribution   arrangements   for
               compliance with applicable banking and broker-dealer regulations.

          o Provide other Fund officers as requested (e.g., President and Vice President).

          o    Maintaining the Funds' code of ethics.

Treasury Services

          o Providing each Fund's Treasurer and the appropriate complement of Assistant Treasurers to assume certain specified responsibilities (these functions will be based upon the day to day work completed by knowledgeable staff assembled by TD Waterhouse including the fund accountant).

          o Coordinate/monitor, with assistance from the investment adviser, the fund accountant and any other relevant Fund service provider, all required financial materials for review by the board (for example, items required by SEC Rule 2a-7, 10f-3, 17a-7, and 17e-1 reports, repurchase agreements, dealer lists, securities transactions).

          o Reviewing and monitoring mark-to-market comparisons for money market funds that are generated by the fund accountant.

          o Assisting (along with the Fund accountant) the Fund's investment adviser in valuing securities that are not readily saleable.

FDI is willing to provide any extraordinary administration services ("Extraordinary Administrative Services") to TD Waterhouse with respect to the Funds. All of the extraordinary legal functions set forth below may be accomplished wholly or partially by FDI depending upon the circumstances surrounding each request. Extraordinary Administrative Services may, depending upon the circumstances, include the following:

          o    Shareholder Meetings

               o    Draft Proxies

               o    Organize, attend and keep minutes

               o    Work  with  the  Transfer  Agent on  Solicitations  and Vote
                    Tabulation

               o    Provide legal presence at meetings

          o    Draft Proxy/Solicitation Documents on Form N-14 (Fund Mergers).

          o A Post-Effective Amendment (other than the annual amendment) that involves major prospectus revisions or the addition of new investment portfolios.

          o Board Meeting Materials for significant corporate restructuring or other major changes as well as more than four board meetings during a twelve month period.

          o More than one Post-Effective Amendment per Fund in any twelve month period.

          o Advice regarding conversion of pooled funds and certain other bank specific advice.

          o Monitor and participate in the preparation of documents for Exemptive Orders, Revenue Rulings and other state specific regulatory orders.

          o Filing advertising and sales literature with the appropriate regulatory entities and providing all compliance review of such materials.